This Agreement made as of this ___________________day of June, 1998, by and among ASI ENTERTAINMENT INC. ("ASI"), a Delaware corporation, and ASI ENTERTAINMENT PTY. LTD. (ACN 062 850 962) ("ASIE"), a closely held Australian corporation, and the OPTIONHOLDERS of ASIE ("the Optionholders") who hold options over shares in ASIE, the names and addresses of the Optionholders are set out in Schedule 1 hereto.

       WHEREAS, ASI desires to acquire One Hundred Percent (100%) of the shares and options of ASIE and the Optionholders wish to respectively exchange One Hundred Percent (100%) of their options in ASIE to ASI;

       NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, ASI and ASIE and the Optionholders AGREE AS FOLLOWS:

                              ARTICLE I

       1.1 EXCHANGE OF OPTIONS. Subject to all the terms and conditions of this Agreement, the Optionholders agree to exchange all of their collectively held options over shares of common stock of ASIE, A$0.10 par value per share, (collectively, the "ASIE Options") which represent 100% of the issued and outstanding options over the capital of ASIE, in a tax-free exchange of options with ASI.

       1.2 EXCHANGE RATIO. The shares of common stock of ASIE underlying the ASIE Options shall be exchanged at a ratio of one share of ASI for every eight shares of common stock of ASIE or such other ratio as may be determined and authorized by the Boards of Directors of ASIE and ASI. The exercise price for the purchase of such shares shall be proportionately adjusted pursuant to the terms contained in such option.

                              ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF ASIE

       ASIE represents and warrants to ASI that:

       2.1 ORGANIZATION. ASIE is a corporation duly organized, validly existing and in good standing in the State of Victoria, Australia, and warrants that ASIE has all necessary powers to carry on its business as now owned and operated by it.

       2.2 CAPITAL. The issued and outstanding capital stock of ASIE consists of 42,331,920 shares of common stock of ASIE, A$0.10 par value per share, all of which are fully paid and non-assessable. There currently are not, and at the Effective Date and time of this Agreement there shall not be, any outstanding subscriptions, options, rights, warrants, debentures, other instruments, convertible securities or other agreements or commitments obligating ASIE to issue or transfer from Treasury any additional shares of its capital stock of any class, excepting the ASIE Options set out in
Schedule 1 hereto.

       2.3 SUBSIDIARIES. ASIE has no subsidiaries, nor does it own any interest in any other enterprise, excepting those as set out in
Schedule 2 hereto.

       2.4 DIRECTORS AND OFFICERS. This Agreement is executed by one officer, so authorized by the Board of Directors of ASIE. The name and title of that person is reflected on the signature page hereto.

       2.5 FINANCIAL STATEMENTS. Schedule 3 hereto consists of the audited financial statements of ASIE as of June 30, 1997 and unaudited financial statements of ASIE at December 31, 1997. Since preparation of the audited financial statements and unaudited financial statements, there has not been any material change in the financial condition or operation of ASIE.

       2.6 ABSENCE OF UNDISCLOSED LIABILITIES. ASIE does not have any debt, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise not disclosed on its financial statements.

       2.7 TAX RETURNS. It has not yet been necessary for ASIE to file federal, state or local tax returns required by law and ASIE has not been required by law to pay any taxes, assessments and penalties and none are due and payable. There are no present disputes as to taxes of any nature, payable by ASIE.

       2.8 TRADE NAMES AND RIGHTS. ASIE owns and holds all necessary service marks, trade names, copyrights, patents and proprietary and other rights necessary to its business as now conducted or be conducted.

       2.9 COMPLIANCE WITH LAWS. ASIE has complied with, and is not in violation of, applicable federal, state, or local statutes, laws and regulations, affecting the operation of its business.

       2.10 LITIGATION. ASIE is not involved as a defendant or plaintiff in any suit, action, arbitration or legal, administrative or other proceeding, which to the best knowledge of ASIE, would affect ASIE or its business, assets or financial condition in a negative manner; or governmental investigation which is pending or, to the best knowledge of ASIE, threatened against or affecting ASIE or its business, assets or financial condition. ASIE is not in default with respect to any order, writ, injunction or decree of any federal, state, local/foreign court, department, agency or instrumentality applicable to it.

       2.11 AUTHORITY. ASIE has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and ASIE has full power and authority to execute, deliver and perform this Agreement, and is a legal, valid and binding obligation of ASIE and is enforceable in accordance with its terms and conditions.

       2.12 ABILITY TO CARRY OUT OBLIGATIONS. The execution and delivery of this Agreement by ASIE and the performance by ASIE of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in any of the following: (a) a breach or violation of any provision of, or constitute a default under any license, indenture, mortgage instrument, article of incorporation, by-law, other agreement or instrument to which ASIE is a patty, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) any event that would permit any party to any agreement or instrument, to terminate it or to accelerate the maturity of any indebtedness or other obligation of ASIE, or, (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of ASIE.

       2.13 FULL DISCLOSURE. None of the representations and warranties made by ASIE herein or in any Schedule, certificate or memorandum furnished or to be furnished by ASIE, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

       2.14 ASSETS. ASI has good marketable title to all of its property, free and clear of all liens, claims and encumbrances.

       2.15 MATERIAL CONTRACTS. ASIE has no material contracts to which it is a party or, by which it is bound, other than those known to the Directors of ASI.

       3.16 OPERATIONS. The business of ASIE from the date of this Agreement up to and including the Effective Date will be carried on in a proper and business like manner and there shall be no distribution of dividends or other moneys to any shareholders or to any other person on behalf of any shareholder of ASIE or payment of shareholder's loans between the date of this Agreement and the Effective Date.

                             ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF ASI

       ASI represents and warrants to ASIE that:

       3.1 ORGANIZATION. ASI is a corporation duly organized, validly existing and in good standing and has all necessary corporate powers to carry on its business as now owned and operated by it, is duly qualified to do business and is in good standing in each of the States where its business requires qualification.

       3.2 CAPITAL. ASI has or will have upon effectiveness of this Agreement 416,992 shares (7.25% of the outstanding common shares after effectiveness of the exchange of shares) of common stock, $0.0001 par value per share, issued and outstanding, fully paid and non assessable. There currently are not, and at the Effective Date and time of this Agreement there shall not be, any outstanding subscriptions, options, rights, warrants, debentures, other instruments, convertible securities or other agreements or commitments obligating ASI to issue or transfer from Treasury any additional shares of its capital stock of any class, excepting those contemplated to be issued pursuant to this Agreement.

       3.3 SUBSIDIARIES. ASI has no subsidiaries, excepting those as set out in Schedule 4 hereto.

       3.4 DIRECTORS AND OFFICERS. This Agreement is executed by one officer, so authorized by the Board of Directors of ASI. The name and title of that person is reflected on the signature page hereto.

       3.5 UNAUDITED BALANCE SHEET. An unaudited balance sheet of ASI is currently reflected in Schedule 5 hereto. Since preparation of the attached unaudited statement, there has not been any change in the financial condition or operations of ASI.

       3.6 ABSENCE OF UNDISCLOSED LIABILITIES. ASI does not have any debt, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise.

       3.7 TAX RETURNS. It has not yet been necessary for ASI to file federal. state or local tax returns required by law and ASI has not been required by law to pay any taxes, assessments and penalties and none are due and payable. There are no present disputes as to taxes of any nature, payable by ASI.

       3.8 TRADE NAMES AND RIGHTS. Other than registration of its Company name, ASI does own nor use any patent, trademark, service mark, trade name or copyright in its business.

       3.9 COMPLIANCE WITH LAWS. ASI has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations including state and federal securities laws and all other laws affecting the operation of its business.

       3.10 LITIGATION. ASI is not involved as a defendant or plaintiff in any suit, action, arbitration or legal, administrative or other proceeding which would affect ASI or its business, assets or financial condition, or governmental investigation which is pending or threatened against or affecting ASI or its business, assets or financial condition. ASI is not in default with respect to any order, writ, injunction or decree of any federal, state, local/foreign court, department, agency or instrumentality applicable to it.

       3.11 AUTHORITY. The Board of Directors of ASI has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and ASI has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of ASI and is enforceable in accordance with its terms and conditions.

       3.12 ABILITY TO CARRY OUT OBLIGATIONS. The execution and delivery of this Agreement by ASI and the performance by ASI of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in any of the following: (a) a breach or violation of any provision of, or constitute a default under any license, indenture, mortgage instrument, article of incorporation, by-law, other agreement or instrument to which ASI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) any event that would permit any party to any agreement or instrument, to terminate it or to accelerate the maturity of any indebtedness or other obligation of ASI, or, (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of ASI.

       3.13 FULL DISCLOSURE. None of the representations and warranties made by ASI herein or in any Schedule, certificate or memorandum furnished or to be furnished by ASI, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

       3.14 ASSETS. ASI has good marketable title to all of its property, free and clear of all liens, claims and encumbrances.

       3.15 MATERIAL CONTRACTS. ASI has no material contracts to which it is a party or by which it is bound which would affect this transaction in a negative manner.

       3.16 OPERATIONS. The business of ASI from the date of this Agreement up to and including the Effective Date will be carried on in a proper and business like manner and there shall be no distribution of dividends or other moneys to any shareholders or to any other person on behalf of any shareholder of ASI or payment of shareholder's loans between the date of this Agreement and the Effective Date.

                              ARTICLE IV

       4.1 COVENANTS PRIOR TO AND SUBSEQUENT TO CLOSING. It is agreed between the parties hereto that ASI may visit the offices of ASIE to obtain copies of data contained in all currently active files of current contracts and agreements of any and all categories of business, with any company or person. Any and all such data and documentation shall be delivered into the hands of an officer of ASI or be delivered to an office of ASI and such data and documentation shall include all copies of files, documents, shareholder's and Director's minute books/records, etc. at the earliest possible time on or after the Effective Date hereof.

                              ARTICLE V

              CONDITIONS PRECEDENT TO ASI'S PERFORMANCE

        5.1 CONDITIONS. ASI's obligations hereunder shall be subject to the satisfaction at the Closing, of all the conditions set forth in this Article V. ASI may waive any or all of these conditions in whole or in part provided, however, that no such waiver of a condition shall constitute a waiver by ASI of any other condition of or any of ASI's other rights or remedies, at law or in equity, if ASIE shall be in default of any of its representations, warranties or covenants under this Agreement.

       5.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by ASIE in this Agreement or in any written statement that shall be delivered to ASI by ASIE under this Agreement shall be true and accurate on and as of the Effective Date as though made at that time.

       5.3 PERFORMANCE. ASIE shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Effective Date.

       5.4 ABSENCE OF LITIGATION. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or its consummation, shall have been instituted or threatened against ASIE on or before the Effective Date. No action, suit, or proceeding before any court or any governmental body or authority that could jeopardize or put at risk of loss, the current assets of ASIE, shall have been instituted or threatened against ASIE on or before the Effective Date of this Agreement. ASIE shall resolve in its favor, any dispute, action or threat of legal action, from any court or any governmental body, prior to the Effective Date of this Agreement, in the event any such action or threat of action should currently exist. Any dispute in which ASIE has a part, any action, suit, or proceeding by any person, entity, court or governmental body or authority against ASIE left unresolved on the Effective Date of this Agreement, shall immediately render this Agreement, on that date, forever null and void, without further notice from ASI.

                              ARTICLE VI

              CONDITIONS PRECEDENT TO ASIE'S PERFORMANCE

      6.1 CONDITIONS. ASIE's obligations hereunder shall be subject to the satisfaction at the Closing, of all the conditions set forth in this Article VI. ASIE may waive any or all of these conditions in whole or in part provided, however, that no such waiver of a condition shall constitute a waiver by ASIE of any other condition of or any of ASIE's other rights or remedies, at law or in equity, if ASI shall be in default of any of its representations, warranties or covenants under this Agreement.

       6.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties by ASI in this Agreement or in any written statement that shall be delivered to ASIE by ASI under this Agreement shall be true and accurate on and as of the Effective Date as though made at that time.

       6.3 PERFORMANCE. ASI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Effective Date.

       6.4 ABSENCE OF LITIGATION. No action. suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or its consummation, shall have been instituted or threatened against ASI on or before the Effective Date. No action, suit, or proceeding before any court or any governmental body or authority that could jeopardize or put at risk of loss, the current assets of ASI, shall have been instituted or threatened against ASI on or before the Effective Date of this Agreement. ASI shall resolve in its favor, any dispute, action or threat of legal action, from any court or any governmental body, prior to the Effective Date of this Agreement, in the event any such action or threat of action should currently exist. Any dispute in which ASI bas a part, any action, suit, or proceeding by any person, entity, court or governmental body or authority against ASI left unresolved on the Effective Date of this Agreement, shall immediately render this Agreement, on that date, forever null and void, without further notice from ASIE.

                             ARTICLE VII

                            EFFECTIVENESS

       7.1 EFFECTIVE DATE. This Agreement shall become effective for the parties hereto at 5:00 p.m. Australian Eastern Standard Time on the ________ day of June, 1998 (the "Effective Date").

       7.2  EFFECTIVE DATE OBLIGATIONS.  On the Effective Date:

       (a) the Optionholders shall deliver to ASI Certificates for the ASIE Options over shares in ASIE of A$0.10 par value, (representing 100% of the ASIE Options), all of which are currently issued and outstanding, duly endorsed to ASI at the earliest possible time, after the Effective Date and hour of this Agreement.

       (b) ASI shall issue non assessable options (the "ASI
Options") over shares of $0.0001 par value Common Stock to the Optionholders pursuant to the exchange ratio and exercise price determined herein.

       (c) the terms and conditions of the ASI Options shall be as set out in Schedule 6 hereto.

       (d) the ASI Options referred to in clause 7.2 shall be issued in the numbers and to the persons and/or companies (and/or their nominees) whose names and addresses are set out in the Option
Distribution Schedule which is Schedule 8 hereto.

       7.3 FUTURE CONDUCT OF ASI. ASI and ASIE acknowledge that on the Effective Date, ASI shall appoint such of ASIE's nominees to the Board of Directors of ASI and such other officers of ASI as ASIE shall require and the current Board of Directors of ASI shall simultaneous submit their resignations as directors of the Board.

                             ARTICLE VIII

                            MISCELLANEOUS

       8.1 CAPTIONS AND HEADINGS. The article and paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

       8.2 NO ORAL CHANGE. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

       8.3 NON-WAIVER. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment in the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

       8.4 TIME OF ESSENCE. Time is of the essence of this Agreement and of each and every provision hereof.

       8.5 CHOICE OF LAW. This Agreement and its application shall be governed by the laws of the State of Delaware in the United
States of America. and construed solely by the appropriate courts of the State of Delaware.

       8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission and execution of such document shall be binding as though a hard copy.

       8.7 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the tenth day after mailing; if mailed to the party to whom notice is being given, by first class mail, postage prepaid, and properly addressed as follows:

       ASI Entertainment Inc. at

              1504 R Street, NW
              Washington, DC 20009

       ASI Entertainment Pty. Ltd. at

              Suite 3
              1601 Main Road
              Research, Victoria, Australia 3095;

       The Shareholders at their respective addresses set out in
Schedule 1 hereto;

       The Optionholders at their respective addresses set out in
Schedule 1 hereto.

       8.8 BINDING EFFECT. This Agreement shall enure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

       8.9 MUTUAL CONSIDERATION. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein for the best interests of all of the parties hereto.

       8.10 ANNOUNCEMENTS. ASI and ASIE will consult and co-operate with each other as to the timing and content of any public announcements regarding this Agreement.

       8.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing on the Effective Date.

       8.12 ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements and understandings, if any, between the parties hereto, and expresses the entire Agreement between the parties hereto, and cannot be modified by any oral promise or statement by whomsoever made.

                              ARTICLE IX

                             ARBITRATION

       Any disputes arising from this Agreement, except for requests for injunctive or other equitable relief, shall be decided by the American Arbitration Association according to its rules and regulations then in effect. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive, multiple or other damages.
 .

       IN WITNESS WHEREOF, the Parties hereto have fully executed this Agreement, having affixed their respective and witnessed
Authorized Signatures.


                                    ASI ENTERTAINMENT INC.



                                    ASI ENTERTAINMENT PTY. LTD.



                        AGREEMENT BY AND AMONG
       ASI ENTERTAINMENT INC., ASI ENTERTAINMENT PTY. LTD. AND
           THE OPTIONHOLDERS OF ASI ENTERTAINMENT PTY. LTD.

                              SCHEDULES


Schedule 1    Names and addresses of the Optionholders

Schedule 2    ASIE Subsidiaries

Schedule 3 Audited financial statements ASIE as of June 30, 1997 and unaudited financial statements of ASIE at December 31, 1997

Schedule 4    ASI Subsidiaries

Schedule 5    Unaudited balance sheet of ASI

Schedule 6    Terms and conditions of the ASI Options